Exhibit 99.2

                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                          Page 1

                                    COMPUWARE

                                   May 7, 2003
                                  4:00 p.m. CDT

Coordinator       Hello, and welcome to the Compuware Corporation fourth quarter and year-end results teleconference. At the request of Compuware, this conference is being recorded for instant replay purposes. At this time, I'd like to turn the conference over to Ms. Lisa Elkin, Vice President of Communications and
                  Investor Relations for Compuware. Ms. Elkin, you may begin when ready.

L. Elkin Thank you very much, Marty, and good afternoon, ladies and gentlemen. Participating in today's conference call are Pete Karmanos, Chairman and Chief Executive Officer; Joe Nathan, President and Chief Strategy Officer; Tommi White, Chief Operating Officer; and Laura Fournier, Senior Vice President and Chief Financial Officer.

                  During this conference call, we may make projections or other forward-looking statements regarding future events or the future financial

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                          Page 2

                  performance of Compuware Corporation. We caution that such statements are just predictions, and that actual events or results may differ materially. We refer you to the documents the company files from time to time with the Securities and Exchange Commission, specifically, the company's annual report and Form 10-K for the fiscal year ended March 31, 2002, and the company's quarterly report on Form 10-Q for the quarter ended December 31, 2002. These documents contain and identify important factors that could cause actual results to differ materially from those contained in any projections or forward-looking statements.

                  For those of you who do not have a copy, I will begin by summarizing the Press Release. Pete will provide general comments. Tommi will discuss operating results, and Laura will review balance sheet items. We will then open the call to your questions.

                  Compuware releases fourth quarter and fiscal year 2003 financial results, announces $125 million stock repurchase program. Compuware Corporation today announced financial results for its fourth quarter and fiscal year ended March 31, 2003. The company also announced that its Board of Directors approved a $125 million stock repurchase program. Compuware reports fourth quarter revenues of $337.6 million, compared


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                          Page 3

                  to revenues of $408.5 million in the fourth quarter last fiscal year. Net income in the quarter was $21.4 million, compared to a loss of $335.9 million in the comparable quarter last fiscal year. Earnings per share, diluted computation, were $0.06, compared to a loss of $0.90 in the same quarter last year, based upon 379.2 million and 373.8 million shares outstanding respectively.

                  During the company's fourth quarter, software license fees were $77.8 million. Maintenance fees were $103.1 million. Revenue from professional services was $156.7 million. During the fiscal year ended March 31, 2003, revenues were $1.375 billion, compared with $1.741 billion in fiscal 2002. Net income was $103.1 million for fiscal 2003, compared with a loss of $245.3 million in the previous fiscal year.

                  Earnings per share diluted computation were $0.27, compared with a loss of $0.66 in the prior fiscal year based upon 378.4 and 371.8 million shares outstanding respectively. During the year, software license fees were $295.7 million, compared with $417.6 million in fiscal year 2002. Maintenance revenue was $412.2 million versus $433.8 million in the previous fiscal year.


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                          Page 4

                  Professional services fees for fiscal year 2003 were $667.4 million, compared to $889.2 million in fiscal year 2002. Also, the company's Board of Directors has authorized the repurchase of up to $125 million in the company's common stock. The company will purchase stock on the open market through negotiated or black transactions from time to time, based upon market and business conditions. I would now like to turn the call over to Pete. Pete?

P. Karmanos       Thanks, Lisa. Good afternoon. It's been a tough year for us, but we believe we've turned the corner. If you look carefully, you'll see for the first time in several quarters we had a year-over-year increase in billings, both mainframe and distributed, when you take into consideration our increase in deferred revenue. We believe the market is turning around, and we're looking forward to having a good year. I'd like to say a few words about the importance of providing value to customers, and then I'll turn it over to Tommi for her comments about operations.

                  As I said before, but I believe it bears repeating, Compuware products offer our clients tremendous value in short time frames. Our products have long, useful lives. They are constantly updated to reflect new and changing technology. Compuware products improve our customers'


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                          Page 5

                  productivity. Our products provide the same compelling value proposition regardless of where they're used, in development, maintenance or package installs. We're in a very fortunate position going forward. Why? Because we're well-positioned to make sure our customers receive value on every piece of software we sell and every professional services contract we make. Because of our competition with IBM, we've developed ROI calculators that we've talked about before, that verify how well our products deliver value in the mainframe environment. We're in the process of developing these calculators for every product we sell because we believe in today's market it is very important for us to be able to demonstrate unequivocally the value our products deliver.

                  We've always been known as the blue collar software company because we get our hands dirty and start delivering value from Day One. Our motto was, and continues to be, we sell it at nine, install it by noon, and customer starts receiving value by three. Customers don't have to wait for the payback on their purchase. When they deal with Compuware, they realize the value almost immediately. Tommi will talk about the fact that we're significantly increasing the size of our product sales and sales support staff. If our history holds up, this will portend an increase in sales. She'll also talk about the core strategic initiatives we're launching and the


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                          Page 6

                  important role they'll play in our company's future. We're looking forward to a new fiscal year. We feel very positive the market's going to change, and that we are as well-positioned as at any time in the last decade to take advantage of upturns. I'll now turn it over to Tommi.

T. White Thank you very much, Pete. I will begin by summarizing operating results for the quarter, and then I'll discuss some exciting opportunities we have for the new fiscal year.

                  Before I begin, I'd like to draw your attention to the additional table we've included with our press release. You'll note that this table lists specific performance data for our company for the fourth quarter. Rather than me reading these results to you, I'll refer you to this table for this quarter's operational numbers. Going forward, we will continue to provide our numbers to you in this format. Please feel free to give us your feedback through our Investor Relations Web site.

                  The fourth quarter was a positive one for us. We continued to see sequential growth in spite of a difficult economy, clouded even further by the war. Let me re-emphasize an important point Pete made. Pete said, "If you look carefully, you'll see that for the first time in several quarters,


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                          Page 7

                  we had a year-over-year increase in billings, both mainframe and distributed when you take into consideration our increase in deferred revenue." By product line, we had no surprises. It didn't appear that any product was particularly stronger or worse than we thought. For the first time in two years, maintenance fees increased during the quarter. We continued to see distributed transaction values increase. Revenue from our professional services business decreased slightly as we continued with our efforts to get this part of our business in the correct proportion to our products business.

                  Although we don't expect this right-sizing to affect the viability of the company, we are working to position our professional services for growth through product initiatives like Compuware's Application Reliability Solution, better know as CARS. We have a great deal of confidence in our four new strategic initiatives, and that our product business is moving forward and growing.

                  We have initiated a very aggressive program with industry analysts, such as Gartner, Meta, IDC and Forrester, regarding these initiatives, and we received very positive feedback from them. We are increasing our sales and sales support staff by 30%, and restructuring our sales organization to


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                          Page 8

                  create separate organizations, one for closing capacity deals and maintenance retention, the other to focus primarily on distributed software license sales. In order to further demonstrate our commitment to distributed software, we've created a sales champion organization. This organization is charged with building a more consistent worldwide sales effort for our distributed products and creating focus by product lines. Making every sales person successful is its primary mission.

                  You heard Pete refer to the ROI calculators we've built to measure the value and payback that our products deliver. We fully expect to use these calculators to re-educate CIOs regarding the value of our software and to demonstrate the payback Compuware products provide them over the competition. We've already conducted tests with several of our customers that indicate an average payback of 8:1 using Compuware products, with variations as high as 20:1 in larger shops, and 3:1 in smaller operations over what the competitive products can provide. We intend to focus hard on getting this important value message out to CIOs.

                  In FY04, Compuware will be extending its customer facing focus by targeting four key initiatives that are additive to our current product and service offerings. We expect these initiatives to ramp up throughout this


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                          Page 9

                  fiscal year. The four strategic initiatives we'll be focusing on in FY04 are OptimalJ, Compuware Application Reliability Solution (CARS), Vantage, and our NearShore Development Center. I'd like to say a few words about each of these initiatives.

                  OptimalJ. One of the most significant challenges an IT organization faces is that of developing enterprise-scale Java applications quickly. Compuware's solution is OptimalJ. OptimalJ accelerates application delivery by simplifying Java development, enabling developers of varying experience levels to rapidly produce reliable J2EE business applications. OptimalJ generates working applications directly from visual models using patterns to implement best practices for coding to J2EE specifications. We believe that the successful sales of OptimalJ will put growth demands on our professional services business as well.

                  Compuware's Application Reliability Solution (CARS). The issue of software quality and reliability continues to challenge IT organizations and businesses. CARS builds on Compuware's expertise in this area. It enables IT organizations to deliver high-quality applications through the use of highly skilled people, a CMM-certified testing methodology, and Compuware products. We have done something no other competitor can


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                         Page 10

                  even claim to do. We have integrated the discipline of the quality methodologies into the software. Compuware products span the entire life cycle needed for quality assurance. This product offering incorporates the entire application life cycle for quality assurance into one test center price, making this solution the broadest and most cost-effective in the marketplace. Explicit in the successful sales of CARS is a huge professional services opportunity that we think will help drive growth in this area of our business.

                  As for Vantage, the primary measure of CIO success is the delivery of reliable applications that support the core business processes of the organization. As a result, IT shops are moving beyond device and silo management to a business-focused model that is driven by delivery of application service to end users. The focus of the current and future Vantage Suite releases is to provide unsurpassed visibility and control over application deployment, monitoring and problem resolution.

                  One important and very powerful component of Vantage I'd like to highlight is Application Expert. Application Expert assures the pre-deployment production readiness of applications from a network performance perspective. It focuses on the performance issues of


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                         Page 11

                  distributed and client server applications and enables you to examine how your network will affect a new applications performance prior to live deployment. Application Expert predicts the end-user application performance and provides code-level proof of application effectiveness to developers. At the beginning of 2003, Vantage responded to the new business focus delivery model with its 8.5 release, which includes a new Web interface for the Vantage Suite that improves usability by tying the rich Vantage reports to an integrated application focus view of performance.

                  It also extended the enterprise scalability to support thousands of servers from a single Web-based console and a broadened level of network infrastructure coverage through the addition of ATM network monitoring. In the early summer, Vantage begins delivering its 9.X-series of releases that will provide a management reporting system that enables IT managers to relate applications performance and availability to affect its business; extend coverage of key application and infrastructure platform such as Java and Linux; and build on Vantage capabilities to deliver advanced end-user performance-driven troubleshooting across clients, networks and servers.


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                         Page 12

                  Our NearShore Development Center is also important to us, and more than ever, companies today are under increased pressure to reduce the cost of applications development and support, while increasing the reliability and quality of applications. Companies are initiating low-cost efforts by outsourcing applications development and maintenance to external service providers. Alongside our traditional services business, which offers the service of excellent IT professionals at a reasonable cost, Compuware is now offering customers our NearShore Development Center in Montreal, a low-cost vehicle that delivers value for our North American customers living in a distributed e-business and enterprise software world.

                  We are very confident about these initiatives and our plans to support them. We are actively engaged in strengthening our channel strategy and then have designed an impressive and unprecedented set of launch and marketing activities that will underpin these initiatives. The continued growth we're seeing in our distributed products and our tight focus on these products, paired with the launch of these new initiatives, makes us confident of our ability to grow the business in the foreseeable future. I will now hand the call over to Laura, who will discuss balance sheet items.


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                         Page 13

L. Fournier       Thank you, Tommi. I'm pleased to report that total cash and investments continued to increase in the fourth quarter to a combined total of $571.3 million at March 31st, from $518.6 million at December 31st, 2002. Operating cash flow was $123.4 million for the fourth quarter, compared to $84.6 million in the third quarter. Cash expenditures for the new headquarters building were $68 million for the quarter, bringing the total spending to $325.9 million. Cash payments for the first quarter are expected to be approximately $65 million, and the final expenditures for the building and furnishings will be paid in the second quarter of Fiscal 2004.

                  As you will recall, the total cost for this project is expected to be approximately $400 million, and as we approach the completion of the building, we are confident that we will stay within this target. We are proud to say that no debt was incurred at any point related to the construction of the building or its amenities. In addition, concurrent with the construction of the new building, we have increased our cash and investment balance for the past nine quarters.

                  The company has started the process of moving the Detroit area employees to the new headquarters facility. The moving process is


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                         Page 14

                  expected to be completed by the end of July. We are looking forward to having all of the Detroit area employees in one location in an environment that will foster productivity and open communication. Employees are our most significant assets, and providing the best working environment possible is an important aspect of our growth strategy.

                  At March 31st, the current accounts receivable balance was $515.8 million, reflecting a 2.6% increase from the December 31st balance of $502.7 million. Days sales outstanding reflected a slight increase to 64.5 days, from 61.8 days from the third to the fourth quarter. This calculation excludes receivables from installment sales.

                  With installment sales, the DSO was 137 and 136 days for the fourth and third quarters respectively. While our DSO numbers are good, the indicator we monitor to judge the quality of our receivables is the total over 90 days. At March 31st, billed receivables that have been outstanding for more than 90 days were less than 1% of total current accounts receivable, compared to 1.9% at December 31st, and 3.5% one year ago.

                  Current deferred revenue increased 21.7% from the prior quarter. This increase is a combination of both deferred maintenance and license fees.


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                         Page 15

                  As expected, current deferred maintenance increased 16% from the third to the fourth quarter, reflecting higher maintenance billings in the quarter. Current deferred license fees increased 66% over the prior quarter. Long-term deferred revenue increased $26.3 million, or 9.6% from the third to the fourth quarter. This increase was primarily due to deferred license fees, which increased approximately 135% from the prior quarter.

                  In total, during the fourth quarter, we closed contracts which included $53.4 million of license fees that will be recognized on a ratable basis. Capitalized research and development was 7.4% of total technology spending for both the third and fourth quarters. Amortization of capitalized R&D continues to outpace the amount capitalized in the quarter.

                  We believe it is important to note one significant expense item in the fourth quarter. Legal fees were approximate $18 million. Normally, legal fee expense is approximately $3 to $4 million in any quarter. The increase in the current quarter was entirely due to discovery activities in conjunction with the IBM lawsuit. We expect this expense to significantly decrease in the first quarter of fiscal 2004. Now I'll turn it back over to Lisa.


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                         Page 16

L. Elkin Thank you very much, Laura. Ladies and gentlemen, we will now be happy to take your questions.

Coordinator       Our first question comes from John Rizzuto of Credit Suisse
                  First Boston.

J. Rizzuto        My question's a little bit on the sales force reorganization.
                  I know that last year, you merged the one sales force across all products and services. I'm just trying to get a better view of what that's going to look like going forward, and particularly around the product sales for some of the sales force in maintenance support, just a little more visibility.

J. Nathan         John, Joe Nathan. Basically what we did is put the sales force in two difference focuses. We felt that having the whole sales force concentrate on renewals, increase in capacity for the primarily mainframe business and existing customers was one kind of skill, and the selling of net new licenses primarily for distributed products, but also for mainframe products in new accounts was a different kind of skill. We partitioned the sales force into a large group that does sales to net new accounts and a smaller, more specialized and focused group that's headquartered here in


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                         Page 17

                  Farmington Hills that concentrates on renewals, upgrades and capacity in the mainframe legacy business.

J. Rizzuto        The new hires in the sales organization--is that primarily commission-based sales groups? Or is it across-the-board support organization as well?

J. Nathan         There is a 30% increase in the sales force that is
                  commissioned, and a 30% increase in the support organization to support those sales people.

J. Rizzuto        Just one final question. How long before you finish the
                  additional hires? Has the process begun already?

J. Nathan         The process has already begun, and as of Monday this week, we had hired 68 new sales people, which is about 50% of the increment that we need to get. We expect that we'll have it all done in the first quarter.

Coordinator       Our next question comes from Damian Rinaldi of First Albany.

D. Rinaldi        Yes, I'm wondering if you could amplify a little bit on the signs that you're seeing that suggest that the business outlook is turning around.


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                         Page 18

P. Karmanos       Mr. Rinaldi, this is Pete Karmanos. Because of our
                  professional services business, we get a glimpse into what's really going on, as far as development's concerned in a lot of major shops all across the country, and it looks like people are starting to decide that they need to use technology, and we're having some product sales this last quarter that also supported that.

J. Nathan         I think internally in our numbers, there are two things that also give us encouragement. The first was the big increase in sales billing, and second, the first-time increase in maintenance that has been some time in coming. Those two things we think are the beginning of trend.

D. Rinaldi        Also, in talking about the $53.4 million of the term or
                  ratable business that you recognize, can you talk about the length of time that those revenues will be amortized over?

L. Fournier       Damian, this is Laura. It depends. There were several
                  contracts that were recognized on a ratable basis, and the longest one was five years, and there were a few smaller ones for two years.


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                         Page 19

D. Rinaldi        Then, in the context of the professional services business pro forma, Tommi made a comment that that wasn't quite as strong as you would have liked it to be. Was there any impact on Ford's decision to shrink its use of outside consultants?

P. Karmanos       That had a minimal effect on our company.

J. Nathan         The advantage for us at Ford, as you know, Damian, we've
                  positioned our professional services business to be a highly utilized cost-effective business, the cost-effective alternative to internal staff. I think in reductions in all customers, including Ford, the higher-priced pseudo-consultants are the first to go, and I think high-value professional services organizations like ours tend to maintain our revenue streams. That's exactly what we saw.

D. Rinaldi        In terms of looking out at the expense levels for the current quarter, and then beyond that, Laura mentioned the expectation that you'd see a decline in the legal expenses back down to more normal levels. Can you give us a sense of whether or not the additional hires are going to more or less offset that?
                  Should we be thinking about expense levels consistent with what we saw in Q4 for Q1 and beyond?


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                         Page 20

P. Karmanos       The people we're hiring are not overhead people. They're
                  supposed to either bill as professional services people or as salesmen, generate new sales. Those are the kind of people we like to hire. Don't like to hire those financial analysts that can't earn any revenue. So it'll increase expenses, but it'll also increase revenue.

Coordinator       Our next question comes from Kirk Materne of Bank of America
                  Securities.

K. Materne        Can you just give a little color about the distributed market and any good and/or bad impacts that might have occurred because of Rational's acquisition by IBM over the past quarter or two?

P. Karmanos

                  We know of a couple of situations. The acquisition of Rational by IBM has significantly helped our effort to have new channel partners because some of those people don't like the idea that IBM's going to be their partner. So overall for us, it's been a positive thing. As far as the whole distributed market goes, it's now finally maturing to the point that when you sell somebody something, they actually use it to help their company


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                         Page 21

                  make money. That's a lot different than it was three, four years ago. That impact is very good as far as trying to produce value for your customer.

K. Materne        I don't have the numbers in front of me from a geographic
                  basis, but just in terms of the headcount growth, can you talk a little bit about where a lot of those adds are going to be?

L. Fournier       The majority of the growth of course is in North America, but we have made, on a percentage basis, would be the same around the world. Europe, as well as Asia Pacific.

K. Materne        Finally, in some of the bookings on the license side last
                  quarter, just on a geographic basis, was there any sort of pick-up in the US? Was that the primary place you saw some decent growth coming from?

L. Fournier       Actually, the European operation had the largest pick-up in the fourth quarter.

Coordinator       Our next question comes from Terry Quinn of Camelot Capital.


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                         Page 22

T. Quinn Pete, if I can, I just wanted to push a little bit, if you can try and maybe give it a little more detail on where you're starting to see some of that technology spending take place. Is this around the mainframe products, upgrades, things like that, or are we starting to see it happening more on the distributed side as well?

P. Karmanos       There has been a general malaise in technology, whether it was mainframe or distributed product sales, as we all know. All I think that's happening is that people have waited long enough and you're getting a pick-up in all the different areas, mainframe and distributed, manufacturing and any other industry in all parts of North America at least, and Europe was a pleasant surprise for us. It's just the services business, where people are not going to pay premium rates for work, that it's still real soft.

T. Quinn The services business is, but again, when you look at that spending, the dollar's availability. Is it more mainframe or distributed or both?

P. Karmanos       It's more distributed. Mainframe stuff's not growing. That's the one problem we have is we have this huge base of mainframe revenue, and in order to get a 20% growth in our revenues, it means that distributed products are going to have to handle all that, and you effectively need


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                         Page 23

                  40%, 50%, 60% growth in those places. We see that that kind of thing will be possible if the economy keeps picking up.

T. Quinn More on those spread deals that you mentioned, the $59 million or so. When those continue, are those going to be re-negotiations of capacity around the mainframe, or are we going to see those on a distributed side as well?

L. Fournier       It was really a combination. It was definitely more skewed to mainframe, but there was distributed in there as well, and it's $53.4 million.

P. Karmanos       In our CARS revenue, which is going to be basically
                  distributed, is subscription, which means it has to be ratable. Over one year, by the way.

T. Quinn The new hires on the sales force side--I would assume most of that's going to be on the distributed side.

L. Fournier       Yes, the majority of it is on the distributed side. However, we are adding some people on the new mainframe sales side as well.


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
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T. Quinn          One last question. As you said, International, or Europe, it looked, like had a nice uptick, and that sort of runs counter to what a number of other companies are seeing. Anything specifically by geography or product that would have accounted for that?

L. Fournier       They had a strong push, both on the mainframe side, but
                  particularly on the distributed side, our Vantage sales were strong in Europe, but we're seeing a good adherence on our OptimalJ product that's catching on in Europe very quickly with their adherence to the engineering model-driven architecture. It's just been all around good for us in Europe, and I hope to see that continue.

Coordinator       Our next question comes from Sameer Bhasin of Okumus
                  Capital....

S. Bhasin         Just a couple of questions. First is I saw that the deferred revenues went up by about $27 million, about 10% quarter over quarter. Can you give me a sense as to whether this was just a pick-up at the marketplace or what was responsible for this pick-up in deferred revenues by line item?

L. Fournier       Are you talking about current deferred revenues, Sameer?


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                                                           Moderator: Lisa Elkin
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S. Bhasin         Yes.

L. Fournier       It's a combination of both maintenance and license fees. As we've talked in the past, we usually see an uptick in our deferred maintenance fees in the fourth quarter and the first quarter, and that's exactly what we did see this quarter. The maintenance went up about 16%, but in addition, we saw a very good increase in our deferred license fees, and the effect on the current was about 66%.

S. Bhasin         I see. The other question I have is can you quantify for us how much was the legal fee for this quarter?

P. Karmanos       Eighteen million.

S. Bhasin         So if we were to back that out of your earnings on a pro forma basis?

P. Karmanos       Back out about $14 million, which is about $0.025 .

S. Bhasin         I see. So then the earnings would be around close to $0.09? So it's pretty close to what the consensus was. One or two other questions. It's good to see the share buyback instituted by the Board, but Compuware generated


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
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                  over $377 million in cash last year. So given the extreme
                  undervaluation of the stock price relative to what cash this company generates, what other steps did the management take to generate shareholder value?

P. Karmanos       First of all, if we continue to get good buys on the current buyback that we have, we can always go to the Board and ask for more. Secondly, we believe that we've been using our cash primarily to build a building. I know people don't like that.
                  They'd like to have seen us take all that money and buy back stock with it, but we think if we're really going to grow the business that we need to make an investment in our people and in our software development, and this has been a very positive thing for the company. We think in the coming quarters, we will start to see significant growth in the business, and in that way, you start to build real value by increasing the price of the stock because the earnings for the company are going to go up.

S. Bhasin         So is it fair to assume that if the market still doesn't
                  recognize the value in the company that you could potentially increase buyback in the future?

P. Karmanos       Sure. Absolutely.


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                                                       May 7, 2003/4:00 p.m. CDT
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S. Bhasin         I see, and lastly, can you comment on these rumors floating around that the company is potentially up for sale, or a division of the company may be up for sale. Any comments to that?

P. Karmanos       I hadn't heard those rumors, so obviously the company is not up for sale, and divisions of the company are not up for sale.
                  Some people have inquired, and that's about it.

S. Bhasin         Are these your other competitors or someone who inquired
                  about? Can you give us that?

P. Karmanos       All kinds of people inquire. People that think the company's undervalued and think that maybe we should sell parts of it, which is another way of skinning the cat you're talking about.
                  Competitors who are people in the same line of business have inquired about certain of our products, and then computer manufacturers may have inquired about certain parts of our products. There's no active discussion going on at this point in time.

S. Bhasin         Lastly, will you be having your traditional analyst day that you have in June?


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                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
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P. Karmanos       No, we're not going to have that analyst day in June. We
                  weren't planning on having it any point in time. It was very poorly attended last year, and with all the stuff around Reg FD, we're very cautious about those kind of things, even though we Webcast the one last year. We still don't like doing that. We don't like attending conferences at this point in time, especially when those conferences are held in the quiet period of the company because the only purpose for some of those conferences is to get a peek at whether or not the company did well the last quarter. We have no intention of participating in that kind of tomfoolery ever again.

S. Bhasin         What about going to investor conferences? Do you see
                  management going on to tell people the story? A lot of investors probably don't know how extremely undervalued...

P. Karmanos       When we have more visibility, and we actually have some
                  stronger numbers to present, we can go out and start talking about that. In the meantime, we're going to stick to our knitting and make sure that we run a solid company that is moving toward growing their revenues and their profits.

Coordinator       Our next question comes from Mike Cahill of Chilton
                  Investments.


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                         Page 29

M. Cahill         Just a follow-up on the expense side. Great quarter,
                  particularly on the top line, by the way. On the sales and marketing, given the revamp in the sales force, should we expect that kind of the new model is to run in a 20%-21% of sales on the sales and marketing line versus the 18%-19% where you've been running for the last several quarters?

P. Karmanos       It should be edging up, but as a percentage of revenue,
                  hopefully it goes down. Hopefully we have a lot more revenue.

M. Cahill         Then one other question. Which line item was the legal fee expense in?

L. Fournier       That would be in the general administrative line.

M. Cahill         What was it in the prior quarter?

L. Fournier       The prior quarter it was slightly less than that.

M. Cahill         So it's been running pretty high the last couple of quarters?

T. White          No, he means the legal fees.


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                                                       May 7, 2003/4:00 p.m. CDT
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M. Cahill         I meant the legal fees.

L. Fournier       Oh, how much were the legal fees last quarter? They were in the $5-7 million range.

M. Cahill         So you really count the G&A significantly when you net out the legal fees?

L. Fournier       During the fourth quarter, based on the milestones in our
                  bonus program, we did not reach those, and so the bonuses were not paid out, and there was no fourth quarter accrual. Some accruals were reversed. That kind of offset...

M. Cahill         So that netted down.

Coordinator       Our next question comes from Doug Dillard of Standard Pacific.

D. Dillard        One quick question on the cost associated with the building.
                  Does the actual cost go down? Rental costs starting this quarter because of the new building, or when do we start to see the positive impact of that?


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
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P. Karmanos       We're going to see the positive impact to billing our
                  increased revenues, and we've already gotten some of that going forward. The interesting thing about our building is that we've been able to continually increase our cash balances significantly, simultaneously paying for the building. So as far as an expense goes, it should be very close to break-even with our current costs that we're spending, but hopefully, the way I like to do things is that we increase revenues rather than cutting expenses.

Coordinator       Our next question comes from Ron Crandall of Fahnestock. Mr.
                  Crandall, your line is open, sir.

R. Crandall       My question is how are you going to support both buildings?
                  What do you see in the next three years?

P. Karmanos       What the hell are you talking about?

R. Crandall       You've got the new building you're opening up, you've got the old one in Farmington. How are you going to support both buildings?

P. Karmanos       We're selling the one in Farmington Hills.


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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                       May 7, 2003/4:00 p.m. CDT
                                                                         Page 32

R. Crandall       You are selling it?

P. Karmanos       Yes, and by the way, we also have about eight or nine others that we're renting.

R. Crandall       Okay, but what is the timing on selling that?

P. Karmanos       ASAP as soon as we're out of here.

R. Crandall       Okay, I didn't know about the timing on that.

P. Karmanos       Okay, I'm sorry.

Coordinator       Ladies and gentlemen, we will now conclude the question and answer portion of today's conference call. I'd like to turn the call back over to Ms. Lisa Elkin.

L. Elkin Thank you very much for your time and interest in Compuware, and I hope you have a pleasant evening.